SELECTED CONSOLIDATED DATA                             U S WEST, INC.
(UNAUDITED)

                     As of and for the          As of and for the
                       Quarter Ended              Year Ended
                        December 31,      %       December 31,  %
                        1999     1998  Change    1999   1998 Change
---------------------   ----     ----  ------    ----   ---- ------

Access lines
 (thousands):
 Business               5,029   4,945    1.7
 Consumer              11,980  11,656    2.8
                       ------  ------
Total access lines     17,009  16,601    2.5
                       ======  ======
Billed access minutes
 of use (millions):
 Interstate            15,647  15,059    3.9   61,854   58,927    5.0
 Intrastate             3,397   3,160    7.5   13,022   12,366    5.3
                       ------  ------          ------   ------
Total minutes of use   19,044  18,219    4.5   74,876   71,293    5.0
                       ======  ======          ======   ======
Wireless/PCS:
 Revenues (millions)  $    78  $   46   69.6 $    236  $    94  151.1
 Subscribers (thousands)  466     185  151.9
 ARPU (Dollars)       $    55  $   53    3.8
Penetration               3.2%    1.4% 128.6


Data Revenues (millions):
 Frame Relay          $  49.5  $ 37.1   33.4 $  176.4  $ 132.1   33.5
 Private Line
  LAN Interconnect / ATM 38.7    32.0   20.9    148.0    124.4   19.0
 ISDN                    64.2    39.1   64.2    238.9    142.6   67.5
 USW.Net/Megabit(DSL)    25.7     7.9  225.3     74.6     15.0  397.3
 Other !NTERPRISE        73.4    40.3   82.1    209.5    119.3   75.6
                         ----    ----           -----    -----
 Subtotal !NTERPRISE    251.5   156.4   60.8    847.4    533.4   58.9

 Other Data (TMS, CVDS)   6.8    -       -       14.6     -     -
 Other Special Access
 & Private Line         228.0   201.0   13.4    864.7    755.3   14.5
                        -----   -----           -----    -----
Total Data Revenues   $ 486.3  $357.4   36.1 $1,726.7 $1,288.7   34.0
                        =====   =====         =======  =======
Total Special Access
and Private Line (#1) $ 316.2  $270.1   17.1 $1,189.1 $1,011.8   17.5
                        =====   =====         =======  =======
Additional Data Stats:
 XDSL Equipped
  Central Offices (C.O.)  244    N.A.
 Subscribers per XDSL
  Equipped C.O.'s         451    N.A.

Employees:
 U S WEST, Inc.        58,272  54,483    7.0
 Telephone
  operations only      46,352  46,310    0.1
Telephone empl per
 10,000 access lines     27.3    27.9   (2.2)

Dividends per
 common share         $ 0.535 $ 0.535   -    $  2.355 $  2.140   10.0
Common shares
 outstanding (millions) 506.3   502.9    0.7
Cap. expend (million) $ 1,399 $   985   42.0 $  4,218 $  2,905   45.2
EBITDA (millions) (#2)  1,451   1,378    5.3    5,704    5,269    8.3
EBITDA margin            41.6%   42.0%  (1.0)    43.3%    42.4%   2.1
Debt-to-capital
 ratio (#3)              60.0%   57.1%   5.1

<F1>
# 1: Includes Frame Relay, Private Line LAN Interconnect and Other Special Access and Private Line revenues.
<F2>
# 2: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA).
<F3>
# 3: Telephone operations only.
<F4>
N.A. = Not Available